Exhibit 5.1

Opinion of Jones Walker LLP

August 21, 2019

Board of Directors

River Financial Corporation

2611 Legends Drive

Prattville, Alabama 36068

Ladies & Gentlemen:

We have acted as counsel for River Financial Corporation, an Alabama corporation (the “Company”) in connection with the filing of its Registration Statement on Form S-4 (the “Registration Statement”) for the registration of 776,980 shares of common stock, par value $1.00 per share, of the Company under the Securities Act of 1933 to be issued in connection with the merger of Trinity Bancorp, Inc. with and into the Company (the “Merger”).

We have examined the Articles of Incorporation, Bylaws, corporate minutes and other corporate records and proceedings of the Company relating to its organization and present corporate status, corporate records and documents relating to the Merger, and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of common stock, par value $1.00 per share, of the Company when issued as described in the Registration Statement will be validly issued, fully paid and non-assessable shares of common stock of the Company.

This opinion is limited to the laws of the State of Alabama and the federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

Sincerely,

JONES WALKER LLP

/s/ Jones Walker LLP